FOR IMMEDIATE RELEASE                   For further information:
                                        Cynthia A. Bond
                                        Director, Investor Relations
                                        (212) 407-9126


             SFX BROADCASTING, INC. ANNOUNCES PROPOSED OFFERING OF
          SENIOR SUBORDINATED NOTES DUE 2006 AND SERIES D CUMULATIVE
               CONVERTIBLE EXCHANGEABLE PREFERRED STOCK DUE 2007

NEW YORK, May 9, 1996 -- SFX Broadcasting, Inc. (NASDAQ: SFXBA) today announced that it proposes to offer $440,000,000 in aggregate principal amount of its Senior Subordinated Notes due 2006 and $120,000,000 in aggregate liquidation preference of its Series D Cumulative Convertible Exchangeable Preferred Stock due 2007 (and has granted to the initial purchasers an over-allotment option of $18,000,000) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to certain other institutional investors. The Senior Subordinated Notes due 2006 will be guaranteed by all of the subsidiaries of SFX Broadcasting, Inc.

SFX Broadcasting, Inc. expects to use substantially all of the proceeds of the offering to make radio station acquisitions, to purchase all or a portion of its outstanding 11 3/8% Senior Subordinated Notes due 2000, to make payments related to management changes and to repay outstanding balances under its credit facility.

SFX Broadcasting, Inc. is a radio broadcasting company which owns, operates or provides services to radio stations in large and medium sized markets across the country.

The Senior Subordinated Notes due 2006 and the Series D Cumulative Convertible Exchangeable Preferred Stock due 2007 will not be registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from such registration. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Senior Subordinated Notes due 2006 and the Series D Cumulative Convertible Exchangeable Preferred Stock due 2007 in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


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